Exhibit 99.2

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005
Financial Media: David Gutierrez, Dresner Corporate Services at (312) 780-7204

CCA ANNOUNCES TENDER OFFER

FOR ANY AND ALL OF ITS 7 3/4% SENIOR NOTES DUE 2017

NASHVILLE, Tenn. – March 21, 2013 — CCA (NYSE: CXW) (the “Company” or “Corrections Corporation of America”), announced today the commencement of a cash tender offer for any and all of its outstanding 7 3/4% Senior Notes due 2017 (the “2017 Notes”). There is currently $465.0 million aggregate principal amount of the 2017 Notes outstanding. In conjunction with the tender offer, the Company is soliciting consents from holders of the 2017 Notes to effect certain proposed amendments to the indenture governing the 2017 Notes. The proposed amendments would eliminate substantially all of the restrictive covenants and certain events of default provisions in the indenture governing the 2017 Notes. The tender offer and the consent solicitation (the “Offer”) are being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Consent and Letter of Transmittal, each dated as of March 21, 2013. The Offer will expire at 11:59 p.m., New York City time, on April 17, 2013, unless extended or earlier terminated (the “Expiration Time”).

Holders who validly tender (and do not validly withdraw) their 2017 Notes and provide their consents to the proposed amendments to the indenture governing the 2017 Notes prior to the consent payment deadline of 5:00 p.m., New York City time, on April 3, 2013, unless extended (the “Consent Expiration”), shall receive the total consideration equal to $1,050 per $1,000 principal amount of the 2017 Notes, which includes a consent payment of $30.00 per $1,000 principal amount of the 2017 Notes, plus any accrued and unpaid interest on the 2017 Notes up to, but not including, the initial settlement date, which is expected to be on April 4, 2013.

Holders who validly tender (and do not validly withdraw) their 2017 Notes and provide their consents to the proposed amendments to the indenture governing the 2017 Notes after the Consent Expiration but on or prior to the Expiration Time shall receive the tender offer consideration equal to $1,020 per $1,000 principal amount of the 2017 Notes, plus any accrued and unpaid interest on the 2017 Notes up to, but not including, the final settlement date for such 2017 Notes. Holders of 2017 Notes who tender after the Consent Expiration will not receive a consent payment.

Upon receipt of the consent of the holders of a majority in aggregate principal amount of the outstanding 2017 Notes (excluding any 2017 Notes held by the Company or any affiliate of the Company), the Company will execute a supplemental indenture effecting the proposed amendments. Except in certain circumstances, 2017 Notes tendered and consents delivered may not be withdrawn or revoked after 5:00 p.m., New York City time, on April 3, 2013.

The Offer is subject to customary conditions, including, among other things, a requisite consent condition and a financing condition.

The Company has engaged BofA Merrill Lynch, J.P. Morgan, SunTrust Robinson Humphrey, Inc., Wells Fargo Securities and PNC Capital Markets LLC to act as dealer managers and solicitation agents for the Offer and D.F. King & Co., Inc. to act as information agent and tender agent for the Offer. Requests for

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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA Announces Tender Offer for 7¾% Senior Notes Due 2017

documents may be directed to D.F. King & Co., Inc. at (800) 488-8095 (U.S. toll free), or in writing to 48 Wall Street, New York, New York 10005. Questions regarding the Offer may be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect).

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The Offer is only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal. The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of CCA, the dealer manager, the information agent, the depositary or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their 2017 Notes in the Offer.

About CCA

CCA is the nation’s largest owner of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 67 facilities, including 51 facilities that we own or control, with a total design capacity of approximately 92,500 beds in 20 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment.

Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) our ability to meet and maintain REIT qualification tests; (ii) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy and overall utilization; (iii) the availability of debt and equity financing on terms that are favorable to us; (iv) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (v) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (vi) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (vii) the outcome of California’s realignment program and utilization of out of state private correctional capacity; and (viii) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs.

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